UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

EMPERY DIGITAL INC.
(Name of Registrant as Specified In Its Charter)

ATG CAPITAL OPPORTUNITIES FUND LP ATG CAPITAL MANAGEMENT LP ATG CAPITAL MANAGEMENT GP LLC GABRIEL D. GLIKSBERG JAMES C. ELBAOR MEREDITH S. KIRSHENBAUM AARON T. MORRIS
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ATG Capital Opportunities Fund LP, together with the other participants named herein (collectively, “ATG Capital”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Empery Digital Inc., a Delaware corporation (the “Company”).

Item 1: On September 10, 2026, ATG Capital issued the following press release:

Delaware Court of Chancery Rules Empery Digital's Board Breached Its Fiduciary Duties

Court Holds ATG Capital's Nomination Notice Valid and That Its Nominees Will Stand for Election at the October 14 Annual Meeting

ATG Capital Streamlines Its Slate to Four Director Nominees to Ensure Independent Oversight Without Disrupting the Company's Operational Pivot

Urges Stockholders to Vote "FOR" All Four ATG Capital Nominees on the Gold Proxy Card

MIAMI, September 10, 2026 — ATG Capital Management LP ("ATG Capital"), together with certain of its affiliates, the beneficial owner of approximately 16% of the outstanding shares of Empery Digital Inc. (Nasdaq: EMPD) ("Empery" or the "Company"), today commented on the August 28, 2026 ruling of the Delaware Court of Chancery (the "Court") that held that Empery's Board of Directors (the "Board") breached its fiduciary duties in rejecting ATG Capital's nomination of independent director candidates. The Court further held that ATG Capital's nominees will stand for election at the Company's Annual Meeting of Stockholders on October 14, 2026 (the "Annual Meeting").

ATG Capital delivered its nomination notice for director candidates (the "Nomination Notice") in February 2026. The Board rejected it in March. The Court has now found that "the Board's rejection of the Nomination Notice was inequitable and constituted a breach of the directors' fiduciary duties."

The Court was direct about who decides the composition of a Delaware corporation's board: "It is the fundamental right of the stockholders—not the directors—to select the individuals who will determine the strategic direction of the company." In improperly rejecting the Nomination Notice, the Board denied stockholders any choice of director candidates and withheld that decision from them for five months, all while undertaking a fundamental change to the Company's operating strategy.

Stockholders Have Paid Dearly for This Board's Lesson in Fiduciary Duty

Empery estimates it will spend approximately $22.5 million on this proxy contest — many multiples of the cost of an ordinary annual meeting — of which roughly $20.5 million has already gone out the door.1 The vast majority went toward defending an effort to insulate the Board from a contested election and accountability to the Company's owners.

Stockholders have also paid dearly for the operating record on which this Board will be judged. Since the July 2025 recapitalization at $10.00 per share, Empery's shares have fallen to a closing price of $3.03 on September 8, 2026 for a decline of nearly 70%.2 Empery's shares continue to trade at a significant discount to the Company's net asset value based on its most recently disclosed holdings3 — perhaps a sign of how little faith investors have in this Board.

1 Empery’s definitive proxy statement dated September 3, 2026, filed with the Securities and Exchange Commission on September 3, 2026.

2 Closing price as of September 8, 2026, Yahoo Finance.

3 See Empery Press Release, Empery Digital Provides Balance Sheet and Data Center Investment Update, issued August 25, 2026, https://ir.emperydigital.com/news-events/press-releases/detail/190/empery-digital-provides-balance-sheet-and-data-center

A Streamlined Slate of Four Nominees

Because the Company has begun expanding beyond its digital asset treasury strategy, ATG Capital has narrowed its slate from nine candidates to four. Our ultimate objective has always been accountability, and we think this slate will provide shareholders with the necessary independence in the boardroom.

ATG Capital's four nominees are:

•	James C. Elbaor
•	Gabriel “Gabi” D. Gliksberg
•	Meredith S. Kirshenbaum
•	Aaron T. Morris

Our slate brings an owner's perspective and corporate governance experience to a boardroom that has demonstrated, at best, a troubling misunderstanding of its obligations and, at worst, a willful disregard for them.

Statement from Gabi Gliksberg, Managing Partner of ATG Capital

"The Board rejected our Nomination Notice to avoid accountability, and it spent more than $20 million to avoid a contested election. The Delaware Court of Chancery has now held that in rejecting our nomination, the Board breached its fiduciary duties.

"Stockholders have watched this Company's strategy change repeatedly, its assets shrink, and its shares trade far below the value of what it owns. When we sought to nominate different directors, this Board tried to keep our nominees off the ballot entirely. On October 14, that choice returns to where it always belonged: to Empery's stockholders.

"We are grateful the Court has restored the stockholder franchise, and we urge every stockholder to make their voice heard at the Annual Meeting. We believe our four nominees can provide the independent oversight and investor credibility Empery will need in the years to come."

The Court's Memorandum Opinion is available at link.

Vote FOR ATG Capital's Four Nominees

Vote FOR James C. Elbaor, Gabriel D. Gliksberg, Meredith S. Kirshenbaum and Aaron T. Morris on the GOLD proxy card today to support a refreshed Board focused on maximizing value for ALL Empery stockholders.

Do NOT vote for Rohan Chauhan, Ryan Lane, Orn Olason or Ian Read.

Questions about how to vote? Contact Saratoga Proxy Consulting LLC at (888) 368-0379 or info@saratogaproxy.com.

About ATG Capital Management LP

ATG Capital Management LP is a privately-held investment firm that manages investment vehicles for select accredited investors. ATG Capital invests primarily in public equity markets, utilizing alternative strategies including direct and constructive engagement, in pursuit of providing superior investment returns.

Media & Investor Contact

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com

Item 2: Also on September 10, 2026, ATG Capital posted the following materials to social media: